Exhibit 5.1
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000
September 29, 2009
Willis Group Holdings Limited
51 Lime Street
London EC3M 7DQ, England
Ladies and Gentlemen:
          We have acted as counsel to Willis Group Holdings Limited, an exempted company under the Companies Act of 1981 of Bermuda (the “Parent”), Willis North America Inc., a Delaware corporation (the “Company”) and Willis Investment Holdings UK Limited, a company with limited liability organized under the laws of England and Wales, TA I Limited, a company with limited liability organized under the laws of England and Wales, TA II Limited, a company with limited liability organized under the laws of England and Wales, TA III Limited, a company with limited liability organized under the laws of England and Wales, Trinity Acquisition plc, a company with limited liability organized under the laws of England and Wales, TA IV Limited, a company with limited liability organized under the laws of England and Wales and Willis Group Limited, a company with limited liability organized under the laws of England and Wales (individually, a “Guarantor” and, together with the Parent, the “Guarantors”) in connection with the offer and sale by the Company of $300,000,000 aggregate principal amount of 7.0% Senior Notes due 2019 (the “Notes”), fully and unconditionally guaranteed by the Guarantors (the “Guarantees” and, together with the Notes, the “Securities”), pursuant to the underwriting agreement, dated September 22, 2009 (the “Agreement”), between the Company, the Guarantors and Banc of America Securities LLC and J.P. Morgan Securities Inc., as representatives of the underwriters named therein.
          In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement on Form S-3 (File No. 333-160129), filed by the Company on June 19, 2009 (the “Registration Statement”), (ii) the prospectus, dated as of June 19, 2006 (the “Base Prospectus”), which forms a part of the Registration Statement, (iii) the preliminary prospectus supplement, dated September 22, 2009, (iv) the prospectus supplement, dated September 22, 2009 (the “Prospectus Supplement”), (v) the base indenture, dated as of July 1, 2005, among the Company, The Bank of New York (now known as The Bank of New York Mellon) (as successor to JPMorgan Chase Bank, N.A.), as trustee and the Guarantors named therein, as supplemented by the first supplemental indenture dated July 1, 2005, the second supplemental indenture dated March 28, 2007, the third supplemental indenture dated October 1, 2008 and the fourth supplemental indenture dated September 29, 2009; (v) the opinion delivered by Appleby’s dated September 29, 2009, attached hereto as Exhibit 1 (the “Appleby’s Opinion”); (vi) the opinion of Weil, Gotshal & Manges LLP dated September 29, 2009, attached hereto as Exhibit 2 (the “Weil Gotshal UK Opinion”); and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”
          In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company. As to the due authorization, execution and, in the case of the Parent, delivery, of the Securities by the Guarantors, we have relied upon the Appleby’s Opinion and the Weil Gotshal UK Opinion.
          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that (assuming the due authorization, execution and delivery of the Indenture and the Notes by the Trustee) the Securities constitute valid and binding obligations of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Opinions” in the Prospectus.
Very truly yours,
/s/ Weil, Gotshal & Manges LLP

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Exhibit 1
Exhibit 5.1

e-mail:
tfaries@applebyglobal.com

direct dial:
Tel 441 298 3216
Willis Group Holdings Limited	Fax 441 298 3485
51 Lime Street London EC3M 7DQ, England
your ref:

appleby ref:
TF/cm/124997.61
29 September 2009
Dear Sirs
Willis Group Holdings Limited (the “Parent”)
We have acted as legal counsel in Bermuda to the Parent and this opinion as to Bermuda law is addressed to you in connection with the filing by the Parent with the U.S. Securities and Exchange Commission (the “SEC”), of the Prospectus Supplement (defined below) in relation to the issuance of an aggregate principal amount of US$300,000,000.00 7.0% Senior Notes due 2019 (the “Notes”) by the Issuer, such Notes being guaranteed by the Parent (the “Parent Guarantee”) together with various of its subsidiaries. The documents include:
(i)	the Form S-3 Registration Statement (No. 333-160129) dated 21 June 2009 (the “Registration Statement”) including the post-effective amendment no.1 thereto filed with the SEC on 22 September 2009;

(ii)	the Prospectus Supplement dated 29 September 2009 relating to the issuance and guarantee of the Notes, being the Prospectus Supplement to the Prospectus dated 21 June 2009 (the “Prospectus Supplement”);

(iii)	the Underwriting Agreement dated 29 September 2009 (the “Underwriting Agreement”);

Willis Group Holdings Limited Exhibit 5.1 Opinion
29 September 2009
(iv)	the Indenture dated 1 July 2005; as amended pursuant to (i) the First Supplemental Indenture dated1 July 2005; (ii) the Second Supplemental Indenture dated 28 March 2007; (iii) the Third Supplemental Indenture dated 1 October 2008; and (iv) the Fourth Supplemental Indenture dated 29 September 2009 and as may be further supplemented or amended from time to time (collectively the “Indenture”)
(The Underwriting Agreement, the Indenture and the Supplemental Indenture are hereinafter collectively referred to as the “Subject Documents”).
Unless otherwise defined in this opinion or the Schedules to it, capitalised terms have the meanings assigned to them in the Underwriting Agreement.
For the purposes of this opinion we have examined and relied upon the documents listed (which, in some cases, are also defined) in the Schedule to this opinion and such other documents as may be relevant to the circumstances (collectively, the “Documents”).
Assumptions
In stating our opinion we have assumed:
(a)	the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

(b)	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Parent in respect of the Subject Documents);

Willis Group Holdings Limited Exhibit 5.1 Opinion
29 September 2009
(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Parent by way unanimous of written resolution and that there is no matter affecting the authority of the Directors to enter into, or issue, the Subject Documents not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(g)	that the Parent has entered into its obligations under the Subject Documents in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Subject Documents would benefit the Parent;

(h)	that each transaction to be entered into pursuant to the Subject Documents is entered into in good faith and for full value and will not have the effect of preferring one creditor over another; and

(i)	that the drafts of the Documents which we have examined for the purposes of this opinion do not differ in any material respect from those drafts approved by the Board of Directors, pursuant to the Resolutions.
Opinion
Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that the Subject Documents have been duly authorised, executed and delivered by the Parent.
Reservations
We have the following reservations:

Willis Group Holdings Limited Exhibit 5.1 Opinion
29 September 2009
(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.
Disclosure
This opinion is addressed to you in connection with the filing of the Prospectus Supplement with the U.S. Securities and Exchange Commission. We consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement. As Bermuda attorneys, however, we are not qualified to opine on matters of law in relation to any jurisdiction other than Bermuda, and accordingly our firm does not admit to being an expert within the meaning of the Securities Act.
Further, this opinion speaks as of its date and is strictly limited to the maters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.
This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda. This opinion may be relied upon by Weil, Gotshal & Manges LLP solely for the purpose of the delivery of an opinion on behalf of the Parent in respect of the Registration Statement on Form S-3.
Yours faithfully
/s/ Appleby
Appleby

Willis Group Holdings Limited Exhibit 5.1 Opinion
29 September 2009
SCHEDULE
1.	The Certificate of Incorporation, Memorandum of Association and Bye-laws adopted for the Parent (collectively referred to as the “Constitutional Documents”).

4.	Certified extract of the unanimous written resolutions of the Board of Directors of the Parent dated 29 September 2009 (the “Resolutions”).

5.	Certificate of Compliance dated 29 September 2009 issued by the Ministry of Finance in respect of the Parent.

7.	Certificate of Incumbency in respect of the Parent.

8.	Copy of the Registration Statement (No. 333-160129) on Form S-3 dated 21 June 2009.

9.	Copy of the Prospectus Supplement dated 29 September 2009.

10.	An electronic copy of the executed Underwriting Agreement dated 29 September 2009.

11.	An electronic copy of the executed Indenture.

Exhibit 2
Weil, Gotshal & Manges

JMC/0552/81181.0009	29 September 2009
To:
Willis Group Holdings Limited
51 Lime Street
London EC3M 7DQ
England
Dear Sirs
Willis North America Inc.
U.S.$300,000,000 7.0% Senior Notes due 2019 (the “Securities”)
1	Introduction

We have acted as legal advisers to Willis Investment UK Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquisition plc, TA IV Limited and Willis Group Limited (each a “Holdco Guarantor”) on matters of English law with respect to an underwriting agreement between Willis North America Inc. as issuer of the Securities (the “Issuer”), Willis Group Holdings Limited as a guarantor (the “Parent” and, together with the Holdco Guarantors, the “Guarantors”), the Holdco Guarantors and the several underwriters named in Schedule I therein (the “Underwriters”), dated 22 September 2009 (the “Underwriting Agreement”) and an indenture dated 1 July 2005, to be supplemented by a fourth supplemental indenture dated 29 September 2009 (such indenture, as supplemented by such fourth supplemental indenture, the “Indenture”) between the Issuer, the Guarantors and The Bank of New York (now known as The Bank of New York Mellon, formerly JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”) (including guarantees by the Holdco Guarantors of the Issuer’s obligations under the Securities (the “Guarantees”)), each governed by New York law.

1.1	We have agreed to provide this letter to you on the understanding and the conditions set out in this letter. In this matter we have taken instructions solely from the Holdco Guarantors.

1.2	You may rely on the opinions stated in this letter, subject to the assumptions, reservations and observations set out below.

2	Documents examined

2.1	In order to give this opinion we have only examined originals or copies (certified or otherwise identified to our satisfaction) of the Indenture, and the documents and certificates listed in the Schedule to this letter (together the “Documents”) and have
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relied upon the statements as to factual matters contained in or made pursuant to each of the Documents. We express no opinion as to any agreement, instrument or other document other than as specified in this letter.

2.2	Except as stated above, for the purposes of giving this opinion we have not examined any other contract, instrument, charter or document entered into by or affecting any of the parties to the Indenture. In addition, we have not examined any corporate or other records of any of the parties to the Indenture (other than in respect of the Holdco Guarantors) nor made any enquiries concerning any of the parties to the Indenture (other than in respect of the Holdco Guarantors) for the purposes of this opinion.

2.3	We have not been responsible for investigating or verifying the accuracy of any facts including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted from any such document.

3	Scope of opinion

3.1	This opinion is given only with respect to English law in force at the date of this opinion as applied by the English courts. We have made no investigation of and therefore express or imply no opinion as to the laws of any other jurisdiction or as to the application of English or any other law by any other courts.

3.2	We express no opinion on European Union law as it affects any jurisdiction other than England.

3.3	We express no opinion as to the effect that any future event or any act of the parties to the Indenture or any third parties may have on the matters referred to in this letter.

3.4	This opinion is given on the basis that it is governed by and shall be construed in accordance with English law. We do not undertake any responsibility to advise you of any change to this opinion after the date of this letter.

4	Assumptions

4.1	In considering the Documents and in giving this opinion, we have with your consent and without further investigation or enquiry assumed:
4.1.1	the genuineness of all signatures, stamps and seals on all documents and that all signatures, stamps and seals were applied to a complete and final version of the document on which they appear;

4.1.2	the legal capacity of all natural persons;

4.1.3	the authenticity, accuracy and completeness of those of the Documents submitted to us as originals, the conformity to the original documents of those of the Documents submitted to us as certified, conformed or photostatic copies or received by facsimile transmission or by electronic

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Weil, Gotshal & Manges
mail (including those obtained on a website) and the authenticity and completeness of those original documents;

4.1.4	that, where a Document has been examined by us in draft or specimen form, it will be, or has been, executed in the form of that draft or specimen and those transactions contemplated by the Documents which are not yet completed will be carried out strictly in the manner described;

4.1.5	that the directors of each of the Holdco Guarantors in authorising execution of the Indenture have exercised their powers in accordance with their duties under all applicable laws and the memorandum and articles of association of the Holdco Guarantors;

4.1.6	that each of the statements contained in the Secretary’s certificate of each of the Holdco Guarantors dated 29 September 2009 respectively, and listed in the Schedule to this letter, are true and correct at the date of this letter; and

4.1.7	that the resolutions of the board of directors of each of the Holdco Guarantors inspected for the purpose of this opinion were (or, as the case may be, will be) duly passed and that such resolutions have not been, and will not be, amended or rescinded.
5	Opinion

5.1	Based on the above assumptions, and any matters not disclosed to us, and having regard to such considerations of English law in force as at the date of this letter as we consider relevant we are of the opinion that:
5.1.1	the execution of the Indenture has been duly authorised by all necessary corporate action on the part of each of the Holdco Guarantors and the Indenture has been duly executed by each of the Holdco Guarantors.
A copy of this opinion may be appended to the Exhibit 5 opinion given by Weil, Gotshal & Manges dated 29 September 2009 and filed with the Securities and Exchange Commission.
Yours faithfully,
/s/ Weil, Gotshal & Manges LLP
Weil, Gotshal & Manges

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Weil, Gotshal & Manges
SCHEDULE
1	A copy of the Secretary’s certificate given by Shaun Bryant as Company Secretary for each of the Holdco Guarantors respectively and dated 29 September 2009, attaching (in each case certified as true and complete):

1.1	a copy of the memorandum and articles of association of each of the Holdco Guarantors; and

1.2	a copy of the minutes of a meeting of the board of directors of each of the Holdco Guarantors, approving the giving of the Guarantees and the execution and delivery of the Indenture, each dated 21 September 2009.

2	The Indenture.

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